Exhibit (a)(2)

                           SCUDDER MUTUAL FUNDS, INC.
                              ARTICLES OF AMENDMENT

     Scudder Mutual Funds, Inc. (the "Corporation"), a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland 21202, hereby certifies that:

     FIRST:  The charter of the  Corporation  is amended by striking  Article V,
Section 1, and substituting the following:

          "(1) The Corporation shall have the authority to issue three billion (3,000,000,000) shares of capital stock of the par value of one cent ($.01) per share (the "Shares") and having an aggregate value of thirty million dollars ($30,000,000)."

     SECOND: Prior to the effectiveness of these Articles of Amendment, the authorized par value of the Corporation was three billion (3,000,000,000) shares, of the par value of one tenth of one cent (.001) per share and of the aggregate par value of three million dollars ($3,000,000). Upon effectiveness of these Articles of Amendment, the authorized capital is three billion (3,000,000,000) shares, of the par value of one cent (.01) per share and of the aggregate par value of thirty million dollars ($30,000,000). The effect of these Articles of Amendment is to increase the aggregate par value of the Corporation.

     THIRD: The amendment to the Articles of Incorporation as set forth has been approved by a majority of the entire Board of Directors when no stock of the Corporation was outstanding or subscribed for.

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     IN WITNESS WHEREOF, SCUDDER MUTUAL FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on this 29th day of April, 1988, and its President acknowledges that these Articles of Amendment are the act and deed of SCUDDER MUTUAL FUNDS, INC. and, under the penalties of perjury, states that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

                                                     SCUDDER MUTUAL FUNDS, INC.

                                                     By: /s/Daniel Pierce
                                                         --------------------
                                                           Daniel Pierce
                                                           President


ATTEST:

/s/Kathryn L. Quirk
-------------------
Kathryn L. Quirk
Assistant Secretary